CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Form S-11 on Form S-3 (Registration Statement No. 333-164313) of our report dated March 7, 2013, relating to the consolidated financial statements and financial statement schedule of Phillips Edison - ARC Shopping Center REIT Inc. appearing in the Annual Report on Form 10-K of Phillips Edison – ARC Shopping Center REIT Inc. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 28, 2014